Exhibit 10.11
AMNEAL PHARMACEUTICALS, INC.
2018 INCENTIVE AWARD PLAN
PERFORMANCE RESTRICTED STOCK UNIT GRANT NOTICE AND
PERFORMANCE RESTRICTED STOCK UNIT AGREEMENT
Amneal Pharmaceuticals, Inc., a Delaware corporation (the “Company”), pursuant to its 2018 Incentive Award Plan, as amended from time to time (the “Plan”), hereby grants to the holder listed below (“Participant”) the number of Performance Restricted Stock Units set forth below (the “PSUs”). The PSUs are subject to the terms and conditions set forth in this Performance Restricted Stock Unit Grant Notice (the “Grant Notice”), the Plan, the Performance Restricted Stock Unit Agreement attached as Exhibit A (the “Agreement”) and the special provisions for Participant’s country of residence, if any, attached hereto as Exhibit B (the “Foreign Appendix”), each of which is incorporated into this Grant Notice by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Grant Notice and the Agreement.

Participant:	[__________]
Grant Date:	[__________]
Performance Period:	January 1, 2019 through December 31, 2021
Target Number of PSUs:
[__________]. A number of PSUs greater than or less than the Target Number of PSUs may actually vest and be settled in Shares depending upon the level of attainment of the performance-vesting requirements.

By Participant’s signature below, Participant agrees to be bound by the terms and conditions of the Plan, the Agreement, the Foreign Appendix, if applicable, and the Grant Notice. Participant has reviewed the Agreement, the Plan, the Foreign Appendix, if applicable, and the Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing the Grant Notice and fully understands all provisions of the Grant Notice, the Agreement, the Foreign Appendix, if applicable, and the Plan. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, the Grant Notice, the Foreign Appendix, if applicable, or the Agreement.

AMNEAL PHARMACEUTICALS, INC.		PARTICIPANT
By:		By:
Print Name:	[_____]	Print Name:	[_____]
Title:	[_____]

EXHIBIT A
TO PERFORMANCE RESTRICTED STOCK UNIT GRANT NOTICE
PERFORMANCE RESTRICTED STOCK UNIT AGREEMENT
Pursuant to the Grant Notice to which this Agreement is attached, the Company has granted to Participant the number of PSUs set forth in the Grant Notice.
ARTICLE I.
GENERAL
1.1    Defined Terms. Capitalized terms not specifically defined herein shall have the meanings specified in the Plan or the Grant Notice. For purposes of this Agreement,
(a)    “Cessation Date” shall mean the date of Participant’s Termination of Service (regardless of the reason for such termination).
(b)    “Company Group” shall mean the Company and its Subsidiaries.
(c)    “Company Group Member” shall mean each member of the Company Group.
1.2    Incorporation of Terms of Plan and Foreign Appendix. The PSUs and the shares of Common Stock (“Stock”) to be issued to Participant hereunder (“Shares”) are subject to the terms and conditions set forth in this Agreement, the Plan and the Foreign Appendix, if applicable, each of which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.
ARTICLE II.
AWARD OF PERFORMANCE RESTRICTED STOCK UNITS
2.1    Award of PSUs. In consideration of Participant’s past and/or continued employment with or service to any Company Group Member and for other good and valuable consideration, effective as of the grant date set forth in the Grant Notice (the “Grant Date”), the Company has granted to Participant the number of PSUs set forth in the Grant Notice, upon the terms and conditions set forth in the Grant Notice, the Plan, this Agreement and the Foreign Appendix, if applicable, subject to adjustments as provided in Article 12 of the Plan. Each PSU represents the right to receive one Share or, at the option of the Company, an amount of cash as set forth in Section 2.3(b), in either case, at the times and subject to the conditions set forth herein. However, unless and until the PSUs have vested, Participant will have no right to the payment of any Shares subject thereto. Prior to the actual delivery of any Shares, the PSUs will represent an unsecured obligation of the Company, payable only from the general assets of the Company.
2.2    Vesting of PSUs; Forfeiture.
(a)    Subject to the terms of this Agreement, the PSUs will be earned based on the Company’s achievement of the performance conditions set forth in Appendix A. To the extent earned, the PSUs will vest in accordance with the schedule and terms set forth in Section 2.2(c), subject to Section 2.2(d). Any PSUs that are not earned in accordance with the performance conditions set forth in Appendix A will immediately and automatically be cancelled and forfeited without consideration as of the date of determination.
(b)    In the event Participant incurs a Termination of Service, subject to Section 12.4 of the Plan and except as may be otherwise provided by the Administrator or as set forth in a written agreement between Participant and the Company, Participant shall immediately forfeit any and all PSUs granted under this Agreement which have not vested or do not vest on or prior to the Cessation Date, and Participant’s rights in any such PSUs which are not so vested shall lapse and expire.
(c)    The PSUs will be earned at a level of up to 150% based on the Company’s achievement of the performance conditions set forth in Appendix A for the Performance Period. When practicable following the completion of the Performance Period, the Administrator shall determine the extent to which the performance conditions set forth in Appendix A have been satisfied (such date of determination, the “Final Determination Date”). To the extent earned, the PSUs will vest on the Final Determination Date, subject to Participant’s continued employment or service to a Company Group Member through the Final Determination Date.
(d)    Notwithstanding any provision of this Agreement to the contrary, in the event a Change in Control occurs before the end of the Performance Period, the number of PSUs earned pursuant to this Agreement will be determined by the Administrator as of the date of the Change in Control, consistent with the provisions of Appendix A, at a level equal to the sum of (i) the product of (A) the level based on actual performance through the date of the Change in Control (treating such date as the end of the Performance Period solely for purposes of this clause (A)) and (B) a fraction equal to (x) the number of days elapsed between the beginning of the Performance Period and the date of the Change in Control, divided by (y) the total number of days in the Performance Period and (ii) the product of (A) 100% and (B) a fraction equal to (x) the number of days between the date of the Change in Control and the end of the Performance Period, divided by (y) the total number of days in the Performance Period. Such PSUs that are deemed earned pursuant to this Section 2.2(d) will vest on the date of the Change in Control, subject to Participant’s continued employment or service to a Company Group Member through the date of the Change in Control, and will be settled promptly thereafter in accordance with Section 2.3.
2.3    Distribution or Payment of PSUs.
(a)    Participant’s PSUs shall be distributed in Shares (either in book-entry form or otherwise) or, at the option of the Company, paid in an amount of cash as set forth in Section 2.3(b), in either case, as soon as administratively practicable following the vesting of the applicable PSU pursuant to Section 2.2, and, in any event, within sixty (60) days following such vesting. Notwithstanding the foregoing, the Company may delay a distribution or payment in settlement of PSUs if it reasonably determines that such payment or distribution will violate Federal securities laws or any other Applicable Law, provided that such distribution or payment shall be made at the earliest date at which the Company reasonably determines that the making of such distribution or payment will not cause such violation, as required by Treasury Regulation Section 1.409A-2(b)(7)(ii), and provided further that no payment or distribution shall be delayed under this Section 2.3(a) if such delay will result in a violation of Section 409A.
(b)    In the event that the Company elects to make payment of Participant’s PSUs in cash, the amount of cash payable with respect to each PSU shall be equal to the Fair Market Value of a Share on the day immediately preceding the applicable distribution or payment date set forth in Section 2.3(a). All distributions made in Shares shall be made by the Company in the form of whole Shares, and any fractional Share shall be distributed in cash in an amount equal to the value of such fractional Share determined based on the Fair Market Value as of the date immediately preceding the date of such distribution.
2.4    Conditions to Issuance of Certificates. The Company shall not be required to issue or deliver any certificate or certificates for any Shares prior to the fulfillment of all of the following conditions: (A) the admission of the Shares to listing on all stock exchanges on which such Shares are then listed, (B) the completion of any registration or other qualification of the Shares under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or other governmental regulatory body, which the Administrator shall, in its absolute discretion, deem necessary or advisable, and (C) the obtaining of any approval or other clearance from any state or federal governmental agency that the Administrator shall, in its absolute discretion, determine to be necessary or advisable.
2.5    Tax Withholding. Notwithstanding any other provision of this Agreement:
(a)    The Company Group has the authority to deduct or withhold, or require Participant to remit to the applicable Company Group Member, an amount sufficient to satisfy applicable federal, state, local and foreign taxes (including the employee portion of any FICA obligation) required by law to be withheld with respect to any taxable event arising pursuant to this Agreement. The Company Group may withhold or Participant may make such payment in one or more of the forms specified below:
(i)    by cash or check made payable to the Company Group Member with respect to which the withholding obligation arises;
(ii)    by the deduction of such amount from other compensation payable to Participant;
(iii)    with respect to any withholding taxes arising in connection with the distribution of the PSUs, with the consent of the Administrator, by requesting that the Company and its Subsidiaries withhold a net number of Shares otherwise issuable pursuant to the PSUs having a then current Fair Market Value not exceeding the amount necessary to satisfy the withholding obligation of the Company Group based on the maximum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes;
(iv)    with respect to any withholding taxes arising in connection with the distribution of the PSUs, with the consent of the Administrator, by tendering to the Company vested Shares having a then current Fair Market Value not exceeding the amount necessary to satisfy the withholding obligation of the Company Group based on the maximum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes;
(v)    with respect to any withholding taxes arising in connection with the distribution of the PSUs, through the delivery of a notice that Participant has placed a market sell order with a broker acceptable to the Company with respect to Shares then issuable to Participant pursuant to the PSUs, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company Group Member with respect to which the withholding obligation arises in satisfaction of such withholding taxes; provided that payment of such proceeds is then made to the applicable Company Group Member at such time as may be required by the Administrator, but in any event not later than the settlement of such sale; or
(vi)    in any combination of the foregoing.
(b)    With respect to any withholding taxes arising in connection with the PSUs, in the event Participant fails to provide timely payment of all sums required pursuant to Section 2.5(a), the Company shall have the right and option, but not the obligation, to treat such failure as an election by Participant to satisfy all or any portion of Participant’s required payment obligation pursuant to Section 2.5(a)(ii) or Section 2.5(a)(iii) above, or any combination of the foregoing as the Company may determine to be appropriate. The Company shall not be obligated to deliver any certificate representing Shares issuable with respect to the PSUs to Participant or his or her legal representative unless and until Participant or his or her legal representative shall have paid or otherwise satisfied in full the amount of all federal, state, local and foreign taxes applicable with respect to the taxable income of Participant resulting from the vesting or settlement of the PSUs or any other taxable event related to the PSUs.
(c)    In the event any tax withholding obligation arising in connection with the PSUs will be satisfied under Section 2.5(a)(iii), then the Company may elect to instruct any brokerage firm determined acceptable to the Company for such purpose to sell on Participant’s behalf a whole number of Shares from those Shares then issuable to Participant pursuant to the PSUs as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the tax withholding obligation and to remit the proceeds of such sale to the Company Group Member with respect to which the withholding obligation arises. Participant’s acceptance of this Award constitutes Participant’s instruction and authorization to the Company and such brokerage firm to complete the transactions described in this Section 2.5(c), including the transactions described in the previous sentence, as applicable. The Company may refuse to issue any Shares in settlement of the PSUs to Participant until the foregoing tax withholding obligations are satisfied, provided that no payment shall be delayed under this Section 2.5(c) if such delay will result in a violation of Section 409A.
(d)    Participant is ultimately liable and responsible for all taxes owed in connection with the PSUs, regardless of any action the Company Group Member takes with respect to any tax withholding obligations that arise in connection with the PSUs. No Company Group Member makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or payment of the PSUs or the subsequent sale of Shares. The Company Group does not commit and is under no obligation to structure the PSUs to reduce or eliminate Participant’s tax liability.
2.6    Rights as Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book-entry form) will have been issued and recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant (including through electronic delivery to a brokerage account). Except as otherwise provided herein, after such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to such Shares, including, without limitation, the right to receipt of dividends and distributions on such Shares.
ARTICLE III.
OTHER PROVISIONS
3.1    Administration. The Administrator shall have the power to interpret the Plan, the Grant Notice, this Agreement and the Foreign Appendix, if applicable, and to adopt such rules for the administration, interpretation and application of the Plan, the Grant Notice, this Agreement and the Foreign Appendix, as applicable, as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator will be final and binding upon Participant, the Company and all other interested Persons. To the extent allowable pursuant to Applicable Law, no member of the Committee or the Board will be personally liable for any action, determination or interpretation made with respect to the Plan, the Grant Notice, this Agreement or the Foreign Appendix, as applicable.
3.2    PSUs Not Transferable. The PSUs may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution, unless and until the Shares underlying the PSUs have been issued, and all restrictions applicable to such Shares have lapsed. No PSUs or any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.
3.3    Adjustments. The Administrator may accelerate the vesting of all or a portion of the PSUs in such circumstances as it, in its sole discretion, may determine. Participant acknowledges that the PSUs and the Shares subject to the PSUs are subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan, including Section 12.2 of the Plan..
3.4    Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal office, and any notice to be given to Participant shall be addressed to Participant at Participant’s last address reflected on the Company’s records. By a notice given pursuant to this Section 3.4, either party may hereafter designate a different address for notices to be given to that party. Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.
3.5    Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
3.6    Governing Law. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.
3.7    Conformity to Securities Laws. Participant acknowledges that the Plan, the Grant Notice, this Agreement and the Foreign Appendix, as applicable, are intended to conform to the extent necessary with all Applicable Laws, including, without limitation, the provisions of the Securities Act and the Exchange Act, and any and all regulations and rules promulgated thereunder by the Securities and Exchange Commission and state securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the PSUs are granted, only in such a manner as to conform to Applicable Law. To the extent permitted by Applicable Law, the Plan, the Grant Notice, this Agreement and the Foreign Appendix, if applicable, shall be deemed amended to the extent necessary to conform to Applicable Law.
3.8    Amendment, Suspension and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board, provided that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall adversely affect the PSUs in any material way without the prior written consent of Participant.
3.9    Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in Section 4.2 and the Plan, this Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
3.10    Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the PSUs, the Grant Notice, this Agreement and the Foreign Appendix, if applicable, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.
3.11    Not a Contract of Employment. Nothing in this Agreement or in the Plan shall confer upon Participant any right to continue to serve as an employee or other service provider of any Company Group Member or shall interfere with or restrict in any way the rights of the Company Group, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between a Company Group Member and Participant.
3.12    Acknowledgment of Nature of Plan. In accepting the PSUs, Participant acknowledges that:
(a)    the award of the PSUs the Company is making under the Plan is unilateral and discretionary and will not give rise to any future obligation on the Company to make further Awards under the Plan to Participant;
(b)    for labor law purposes, the PSUs are not part of normal or expected wages or salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, holiday pay, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for any Company Group Member or any affiliate thereof;
(c)    Participant is voluntarily participating in the Plan;
(d)    the PSUs are not intended to replace any pension rights or compensation;
(e)    neither the PSUs nor any provision of this Agreement, the Plan or the policies adopted pursuant to the Plan confer upon Participant any right with respect to employment or continuation of current employment and shall not be interpreted to form an employment contract or relationship with any Company Group Member or any affiliate thereof, and any modification of the Plan or the Agreement or its termination shall not constitute a change or impairment of the terms and conditions of employment;
(f)    in consideration of the grant of the PSUs hereunder, no claim or entitlement to compensation or damages arises from termination of the PSUs, and no claim or entitlement to compensation or damages shall arise from forfeiture of the PSUs resulting from termination of Participant’s employment by any Company Group Member or any affiliate thereof (for any reason whatsoever and whether or not in breach of local labor laws) and Participant irrevocably releases each Company Group Member from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, Participant shall be deemed irrevocably to have waived Participant’s entitlement to pursue such claim.
3.13    Consent to Personal Data Processing and Transfer. By acceptance of the PSUs, Participant acknowledges and consents to the collection, use, processing and transfer of personal data as described below. The Company Group holds certain personal information, including Participant’s name, home address and telephone number, date of birth, social security number or other employee tax identification number, employment history and status, salary, nationality, job title, and any equity compensation grants or Shares awarded, cancelled, purchased, vested, unvested or outstanding in Participant’s favor, for the purpose of managing and administering the Plan (“Data”). Participant is aware that providing the Company with Participant’s Data is necessary for the performance of this Agreement and that Participant’s refusal to provide such Data would make it impossible for the Company to perform its contractual obligations and may affect Participant’s ability to participate in the Plan. The Company Group will transfer Data to third parties in the course of its or their business, including for the purpose of assisting the Company in the implementation, administration and management of the Plan. However, from time to time and without notice, the Company Group may retain additional or different third parties for any of the purposes mentioned. The Company Group may also make Data available to public authorities where required under Applicable Law. Such recipients may be located in the jurisdiction which Participant is based or elsewhere in the world, which Participant separately and expressly consents to, accepting that outside the jurisdiction which Participant is based, data protection laws may not be as protective as within. Participant hereby authorizes the Company Group and all such third parties to receive, possess, use, retain, process and transfer Data, in electronic or other form, in the course of the Company Group’s business, including for the purposes of implementing, administering and managing participation in the Plan, and including any requisite transfer of such Data as may be required for the administration of the Plan on behalf of Participant to a third party to whom Participant may have elected to have payment made pursuant to the Plan. Participant understands that he or she may request a list with the names and addresses of any potential recipients of Data by contacting Participant’s local human resources representative. Participant may, at any time, review Data, require any necessary amendments to it or withdraw the consent herein in writing by contacting the Company through its local human resources representative; however, withdrawing the consent may affect Participant’s ability to participate in the Plan and receive the benefits intended by the PSUs. Data will only be held as long as necessary to implement, administer and manage Participant’s participation in the Plan and any subsequent claims or rights.
3.14    Entire Agreement. The Plan, the Grant Notice, this Agreement and the Foreign Appendix, if applicable, constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof. [For the avoidance of doubt, absent the express written consent of the Company following the Grant Date, notwithstanding anything to the contrary in any employment, severance or similar arrangement effective prior to the Grant Date pursuant to which Participant is a party or eligible individual, no provisions of such employment, severance or similar arrangement which could be construed to apply to this Award upon or in connection with Participant’s Termination of Service (including, without limitation, any provision providing for accelerated vesting upon or in connection with Participant’s Termination of Service) shall be applicable to this Award.]
3.15    Section 409A. This Award is not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A. However, notwithstanding any other provision of the Plan, the Grant Notice, this Agreement or the Foreign Appendix, if applicable, if at any time the Administrator determines that this Award (or any portion thereof) may be subject to Section 409A, the Administrator shall have the right in its sole discretion (without any obligation to do so or to indemnify Participant or any other person for failure to do so) to adopt such amendments to the Plan, the Grant Notice, this Agreement or the Foreign Appendix, if applicable, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate for this Award either to be exempt from the application of Section 409A or to comply with the requirements of Section 409A.
3.16    Agreement Severable. In the event that any provision of the Grant Notice, this Agreement or the Foreign Appendix, if applicable, is held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.
3.17    Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant shall have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the PSUs.
3.18    Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which shall be deemed an original and all of which together shall constitute one instrument.
3.19    Broker-Assisted Sales. In the event of any broker-assisted sale of Shares in connection with the payment of withholding taxes as provided in Section 2.5(a)(v) or Section 2.5(c): (a) any Shares to be sold through a broker-assisted sale will be sold on the day the tax withholding obligation arises or as soon thereafter as practicable; (b) such Shares may be sold as part of a block trade with other participants in the Plan in which all participants receive an average price; (c) Participant will be responsible for all broker’s fees and other costs of sale, and Participant agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale; (d) to the extent the proceeds of such sale exceed the applicable tax withholding obligation, the Company agrees to pay such excess in cash to Participant as soon as reasonably practicable; (e) Participant acknowledges that the Company or its designee is under no obligation to arrange for such sale at any particular price, and that the proceeds of any such sale may not be sufficient to satisfy the applicable tax withholding obligation; and (f) in the event the proceeds of such sale are insufficient to satisfy the applicable tax withholding obligation, Participant agrees to pay immediately upon demand to the Company Group Member with respect to which the withholding obligation arises an amount in cash sufficient to satisfy any remaining portion of the Company Group Member’s withholding obligation.

Appendix A
Performance Goals
The performance measure for the PSU award is the Company’s total shareholder return (“TSR”) compared to the TSR of companies that comprise the S&P Pharmaceuticals Select Industry Index as of the Grant Date (set forth in the chart below) (collectively, the “Pharmaceuticals Index Companies”). TSR combines share price appreciation and dividends paid to show the total return to the shareholder. The absolute size of the TSR will vary with the stock market, but the relative position to the Pharmaceuticals Index Companies over the Performance Period is the performance metric in this Plan.

TSR will be calculated for the Company and the Pharmaceuticals Index Companies based on 20-trading day average prices prior to the beginning and end of the Performance Period, assuming all dividends distributed from the start of the beginning average period are reinvested in additional shares of the issuing entity as of the ex-dividend date.

TSR =         ending stock price + all dividends paid during Performance Period beginning stock price

S&P Pharmaceuticals Select Industry Index Companies
The following companies comprise the Pharmaceuticals Index Companies:

Company Name (Ticker)
Aclaris Therapeutics, Inc. (ACRS)	Bristol-Myers Squibb Company (BMY)	Jazz Pharmaceuticals plc (JAZZ)	Phibro Animal Health Corporation (PAHC)	TherapeuticsMD, Inc. (TXMD)
Aerie Pharmaceuticals, Inc. (AERI)	CymaBay Therapeutics, Inc. (CBAY)	Johnson & Johnson (JNJ)	Prestige Consumer Healthcare Inc. (PBH)	Wave Life Sciences Ltd. (WVE)
Allegan plc (AGN)	Collegium Pharmaceutical, Inc. (COLL)	Eli Lilly and Company (LLY)	Pacira Pharmaceuticals, Inc. (PCRX)	Intersect ENT, Inc. (XENT)
Akcea Therapeutics., Inc. (AKCA)	Corcept Therapeutics Incorporated (CORT)	The Medicines Company (MDCO)	Pfizer Inc. (PFE)	Zogenix, Inc. (ZGNX)
Akorn, Inc. (AKRX)	Catalent, Inc. (CTLT)	Mallinckrodt Public Limited Company (MNK)	Perrigo Company plc (PRGO)	Zoetis, Inc. (ZTS)
Amphastar Pharmaceuticals, Inc. (AMPH)	Dermira, Inc. (DERM)	Merck & Co., Inc. (MRK)	Reata Pharmaceuticals, Inc. (RETA)
Amneal Pharmaceuticals, Inc. (AMRX)	Endo International plc (ENDP)	Mylan N.V. (MYL)	Revance Therapeutics, Inc. (RVNC)
ANI Pharmaceuticals, Inc. (ANIP)	Horizon Pharma Public Limited Company (HZNP)	MyoKardia, Inc. (MYOK)	Supernus Pharmaceuticals, Inc. (SUPN)
Assembly Biosciences, Inc. (ASMB)	Innoviva, Inc. (INVA)	Nektar Therapeutics (NKTR)	Theravance Biopharma, Inc. (TBPH)
Assertio Therapeutics, Inc. (ASRT)	Intra-Cellular Therapies, Inc. (ITCI)	Omeros Corporation (OMER)	Tricida, Inc. (TCDA)

The Pharmaceuticals Index Companies may be changed as follows:

•
In the event of a merger, acquisition or business combination transaction of a Pharmaceutical Index Company with or by another Pharmaceutical Index Company, the surviving entity shall remain a Pharmaceutical Index Company;

•
In the event of a merger of a Pharmaceutical Index Company with an entity that is not a Pharmaceutical Index Company, or the acquisition or business combination transaction by or with a Pharmaceutical Index Company, or with an entity that is not a Pharmaceutical Index Company, in each case where the Pharmaceutical Index Company is the surviving entity and remains publicly traded, the surviving entity shall remain a Pharmaceutical Index Company;

•
In the event of a merger or acquisition or business combination transaction of a Pharmaceutical Index Company by or with an entity that is not a Pharmaceutical Index Company or a “going private” transaction involving a Pharmaceutical Index Company where the Pharmaceutical Index Company is not the surviving entity or is otherwise no longer publicly traded, the Pharmaceutical Index Company shall no longer be a Pharmaceutical Index Company;

•	In the event of a bankruptcy, liquidation or delisting of a Pharmaceutical Index Company, such Pharmaceutical Index Company shall remain a Pharmaceutical Index Company; and

•
In the event of a stock distribution from a Pharmaceutical Index Company consisting of the shares of a new publicly-traded company (a “spin-off”), the Pharmaceutical Index Company shall remain a Pharmaceutical Index Company and the stock distribution shall be treated as a dividend from the Pharmaceutical Index Company based on the closing price of the shares of the spun-off company on its first day of trading. The performance of the shares of the spun-off company shall not thereafter be tracked for purposes of calculating TSR.

Payout Calculation
At the end of the Performance Period, the number of PSUs will be adjusted based on the Company’s TSR relative to that of the Pharmaceuticals Index Companies over the Performance Period. The Company’s TSR is ranked among the Pharmaceuticals Index Companies and the percentile rank is calculated based on the Company’s position in the ranking. The payout scale is detailed in the following table, with linear interpolation between the 25th and 75th Percentile Ranks.

Company’s Percentile Rank in Relation to Pharmaceuticals Index Companies	Shares Earned as Percent of Target Tranche 1 PSUs
75th Percentile or Above	150%
50th Percentile	100%
25th Percentile	50%
Below 25th Percentile	0%

Notwithstanding the foregoing, if the Company’s TSR is below zero on an absolute basis, the number of PSUs shall not be greater than the number of Target Number of PSUs set forth in the Grant Notice (i.e., the payout shall not be greater than 100%).

If the earned PSUs are being paid in cash, the actual payout under the Plan at the end of the Performance Period will be made as set forth in Section 2.3.

EXHIBIT B
TO PERFORMANCE RESTRICTED STOCK UNIT GRANT NOTICE

SPECIAL PROVISIONS FOR PERFORMANCE RESTRICTED STOCK UNITS FOR PARTICIPANTS OUTSIDE THE U.S.

This Exhibit B (this “Appendix”) includes special terms and conditions applicable to Participants in the countries below. These terms and conditions are in addition to those set forth in the Agreement and the Plan and to the extent there are any inconsistencies between these terms and conditions and those set forth in the Agreement, these terms and conditions shall prevail.
This Appendix also includes information relating to exchange control and other issues of which Participant should be aware with respect to his or her participation in the Plan. The information is based on the exchange control, securities and other laws in effect in the respective countries as of February 2019. Such laws are often complex and change frequently. As a result, the Company strongly recommends that Participant not rely on the information herein as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time the Option is exercised or Shares acquired under the Plan are sold.
In addition, the information is general in nature and may not apply to the particular situation of Participant, and the Company is not in a position to assure Participant of any particular result. Accordingly, Participant is advised to seek appropriate professional advice as to how the relevant laws in his or her country may apply to his or her situation. If Participant is a citizen or resident of a country other than the one in which he or she is currently working, the information contained herein may not be applicable to Participant.
The Participant should be aware that the tax consequences in connection with the grant of the PSUs and the disposal of the resulting Shares vary from country to country and are subject to change from time to time and understand that the Participant may suffer adverse tax consequences as a result of the PSUs and the Participant’s disposal of the Shares. By signing the Agreement the Participant acknowledges that he or she is not relying on the Company for tax advice and will seek his or her own tax advice as required.
INDIA
The following provisions shall be added as Sections 3.20 and 3.21 of the Agreement:
3.20    Foreign Assets Reporting Information. You must declare foreign bank accounts and any foreign financial assets (including Ordinary Shares subject to the PSUs held outside India) in your annual tax return. It is your responsibility to comply with this reporting obligation and you should consult with your personal tax advisor in this regard.
3.21    Exchange Control Information. You must repatriate any proceeds from the sale of Ordinary Shares acquired under the Plan or the receipt of any dividends to India within 90 days of receipt. You must obtain a foreign inward remittance certificate (“FIRC”) from the bank where you deposit the foreign currency and maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or your employer requests proof of repatriation.
IRELAND
The following provision shall be added as Section 3.20 of the Agreement:
3.20    Director Reporting Obligation. If Participant is a director, shadow director or secretary of the Company’s Irish parent, subsidiary or affiliate, Participant must notify the Irish parent, subsidiary or affiliate in writing within five (5) business days of receiving or disposing of an interest in the Company (e.g., PSUs, etc.), or within five (5) business days of becoming aware of the event giving rise to the notification requirement or within five (5) days of becoming a director or secretary if such an interest exists at the time. This notification requirement also applies with respect to the interests of a spouse or children under the age of 18 (whose interests will be attributed to the director, shadow director or secretary).

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